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                                 Packard Press
                                 1617 JFK Blvd.
                             Philadelphia, PA 19103


                                                                    May 15, 1998


Filing Desk

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

  Re: Gateway Industries, Inc.
      Form 10-QSB
      Accession Number: 00009500116-98-001116


Ladies and Gentlemen:

   On behalf of Gateway Industries, Inc. (the "Company"), we hereby request the Commission's consent to withdraw the above referenced Form 10-QSB. This should have been a Test Filing, because the document was incomplete and not released for a Live Filing.

   Please do not hesitate to contact me at 215-563-9000 if I can be of further assistance.



                                                            Very truly yours,

                                                            /s/ Don Disque
                                                            --------------------
                                                                Don Disque